Filed by Money Market Obligations Trust on behalf of its portfolio Prime Management Obligations Trust

Pursuant to Rule 14a-6 of the Securities Act of 1934

Subject Company:  Money Market Obligations Trust
Commission File No. 811-5950





                        Prime Management Obligations Fund
                              5800 Corporate Drive
                            Pittsburgh, PA 15237-7000
                                  PMOF REMINDER




                Your fellow shareholders are counting on you.
                      Please take a minute and vote today!



May 2, 2006


Dear Shareholder:

The Fund's records indicated that your shares have not yet been voted. We urge you to act promptly in order to allow us to obtain a sufficient number of votes to hold the Meeting and avoid any adjournments.

For the reasons set forth in the proxy materials previously delivered to you, THE FUND'S BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL AND BELIEVES THE PROPOSAL IS IN THE BEST INTEREST OF THE FUND'S SHAREHOLDERS.

                               PLEASE VOTE TODAY!

By acting now, you are helping to save the time and expense of additional solicitations.


If you have any questions or would like a professional proxy specialist to help you with your voting options, please call the Fund's proxy solicitor, MIS, an ADP Company toll free at 1-888-684-2441. Have the ballot that was enclosed with this letter available before calling MIS.

                                 Voting is easy:

By Touch Tone Phone
Call toll-free 24 hours a day at the number indicated on your proxy ballot. Follow the simple voting instructions.

By Internet
Visit the web site and follow the instructions on the proxy ballot.

By Mail
Sign, Date and Return your proxy ballot in the enclosed postage paid envelope.


Thank you for your cooperation,


John W. McGonigle
Secretary


          YOUR VOTE IS IMPORTANT; PLEASE VOTE YOUR SHARES TODAY!